Exhibit 99.2
                                                                                          One Ameren Plaza
                                                                                          1901 Chouteau Avenue
                                                                                              St. Louis, MO 63103
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Contact:

Media: Mike Cleary (573) 681-7137 mcleary@ameren.com	Analysts: Bruce Steinke (314) 554-2574 bsteinke@ameren.com	Investors: Investor Services invest@ameren.com

For Immediate Release
To Cover Rising Operating Costs and Investments in Critical Energy
 Infrastructure and Service Reliability, AmerenUE Files
Request for Natural Gas Rate Increase

ST. LOUIS, MO., July 7, 2006—Citing major investments in the infrastructure of its natural gas business and rising operating expenses, AmerenUE, an operating company of Ameren Corporation (NYSE:AEE), today filed a request with the Missouri Public Service Commission (MoPSC) for an $11 million increase in natural gas delivery rates for its approximately 125,000 Missouri gas customers. Since delivery rates account for only a portion of customers’ total natural gas bills—about one-third for residential customers—AmerenUE’s proposed increase of 18.3 percent in delivery rates would result in an increase in total gas revenues of about 6.4 percent.

For a typical residential customer, AmerenUE’s request would mean an average increase of about $6 per month, excluding taxes. But the request will not have any immediate effect on customers’ gas bills, since it must first go through the process of MoPSC review and hearings. A decision is expected no later than June 2007.

In its rate filing, AmerenUE is seeking to recover expenses associated with more than $40 million of investments in gas system improvements and expansions designed to improve service reliability and keep pace with growing customer needs. Improvements include significant replacement of old cast iron mains and unprotected steel service lines that have been completed since AmerenUE’s last gas rate case in 2003.
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“Since July 1, 2003, AmerenUE has replaced about 70 miles of old cast iron and unprotected steel gas mains and more than 3,300 service lines with modern polyethylene pipe, largely to comply with state regulations,” said Gary L. Rainwater, chairman, president and chief executive officer, Ameren Corporation.

“In addition, we have added about 215 miles of new gas mains and more than 10,000 service connections to accommodate new growth. AmerenUE customers are receiving the benefits of these expenditures, but current rates do not reflect these higher costs,” Rainwater said.

Gas delivery rates reflect the cost of constructing, operating and maintaining AmerenUE’s natural gas system, but not the cost of natural gas itself. The delivery costs usually account for about a third of a typical residential customer’s total gas bill, excluding taxes. The remainder consists of the Purchased Gas Adjustment (PGA), which reflects the commodity cost of natural gas from the company’s suppliers.

AmerenUE’s delivery charges are regulated, and any changes must be approved by the MoPSC through a rate case. Supplier costs for natural gas are not regulated, and go up or down based on supply and demand. These supplier costs are passed on to customers through the PGA without “markup” by AmerenUE. The MoPSC reviews PGA costs for prudence and accuracy, but changes do not require the filing of a formal rate case.

In its rate filing, the company is also seeking to equalize the way the PGA is calculated for all its customers. Presently, the PGA differs among the four different geographic regions of Missouri where AmerenUE provides gas service, due to differences in pipeline suppliers in these areas.

“This change is designed to benefit all of our customers by creating a common PGA rate applicable to all AmerenUE gas customers. The purpose is to more effectively integrate our centralized gas purchasing and price-hedging strategies that are designed to reduce price volatility in the cost of gas from our suppliers,” Rainwater said.

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To help customers reduce their energy costs, AmerenUE provides a range of energy-saving tips on the Ameren Web site: www.ameren.com. AmerenUE also offers a Budget Billing Plan that enables customers to minimize the impact of rate changes and big seasonal changes in energy use by spreading their energy costs out over the entire year. Customers can sign up for Budget Billing through the Ameren Web site or by calling 1-800-55-ASK-UE (1-800-552-7583).

AmerenUE is a subsidiary of St. Louis-based Ameren Corporation. The Ameren companies serve 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.
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Forward-Looking Statements
Statements made in this release, which are not based on historical facts, are “forward-looking” and accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such “forward-looking” statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially form those anticipated. The factors discussed elsewhere in this release and the company’s past and subsequent filings with the Securities and Exchange Commission could cause actual results to differ materially from management expectations suggested in such forward-looking statements.